EXHIBIT 99.1

NewMarket Corporation Reports Third Quarter and First Nine Months 2015 Results

•	Petroleum Additives Third Quarter Operating Profit Up 6.6% and Year to Date Unchanged

•	Third Quarter Net Income Up 9% and Year to Date Up 1.9%

•	435,400 Shares Repurchased in Third Quarter
Richmond, VA, October 26, 2015 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2015.
Net income for the third quarter of 2015 was $62.0 million, or $5.08 per share, compared to net income of $56.9 million, or $4.53 per share, for the third quarter of 2014. For the first nine months of 2015, net income was $184.7 million, or $14.94 per share, compared to net income of $181.2 million, or $14.20 per share, for the first nine months of last year. Net income for all periods included the impact of valuing an interest rate swap at fair value. Excluding this item, third quarter 2015 earnings were $64.1 million, or $5.25 per share, compared to $56.8 million, or $4.52 per share, last year. On the same basis, earnings for the first nine months of this year were $187.4 million, or $15.16 per share, compared to $183.9 million, or $14.41 per share, last year (see Summary of Earnings table below).
Petroleum additives operating profit for the third quarter of 2015 was $100.5 million, a 6.6% increase over the third quarter operating profit last year of $94.3 million. The increase was mainly due to lower raw material costs partially offset by an increase in research and development investments and changes in foreign currency exchange. Sales for the petroleum additives segment for the third quarter of 2015 were $536.2 million, down 8.4% versus the same period last year, due mainly to foreign currency exchange and changes in selling prices and mix. Shipments were essentially flat between the periods, with increases in fuel additives shipments globally offset by declines in lubricant additives, primarily in the North America region.
For the first nine months of the year, operating profit for the petroleum additives segment was $299.6 million, the same as the first nine months of 2014. Sales for the first nine months of this year were $1,648.3 million compared to sales in the first nine months of last year of $1,777.2 million, or a decrease of 7.3%. This decrease was primarily due to foreign currency exchange and changes in selling prices and mix. Shipments remained relatively flat between the periods, with increases in fuel additives shipments, primarily in the North America region, offset by declines in lubricant additives in all regions except for Latin America.
Our business continues to generate strong cash flows. During the year, we paid dividends of $51.6 million, funded capital expenditures of $84.2 million and repurchased 456,483 shares of our common stock for a total of $180.6 million, including 435,400 shares in the third quarter.
Construction continues on our new manufacturing facility on Jurong Island, Singapore. We expect to complete the first phase of this facility in late 2015, with commercial production in early 2016. In August, we announced the second phase of construction, which includes additional component production units that will more than double our investment in the Singapore facility. Phase two is scheduled to be completed in 2017.
Our petroleum additives business continues to perform consistent with our expectations. Our ongoing commitment to provide our customers with innovative solutions to meet their business needs is evidenced by the 15% increase in our research and development investments thus far in 2015 and the construction of our manufacturing facility in Singapore. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world class supply chain capability - will continue to be beneficial for all our stakeholders.

	Summary of Earnings (In millions, except per-share amounts)
	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Income:
Net income	$62.0	$56.9	$184.7	$181.2
Loss (gain) on interest rate swap agreement	2.1	(0.1)	2.7	2.7
Income excluding the above special item	$64.1	$56.8	$187.4	$183.9
Diluted Earnings Per Share:
Net income	$5.08	$4.53	$14.94	$14.20
Loss (gain) on interest rate swap agreement	0.17	(0.01)	0.22	0.21
Income excluding the above special item	$5.25	$4.52	$15.16	$14.41

Please read our third quarter Form 10-Q for more details on operations of the Company.

Sincerely,
Thomas E. Gottwald
The results for this year and last year include the impact of valuing an interest rate swap at fair value. The Company is reporting net income and related per share amounts including this item, as well as excluding it, in the Summary of Earnings table included in the earnings release. The Segment Results and Other Financial Information table included in this earnings release includes a non-GAAP financial measure, Income before Special Items and Income Tax Expense, which is reconciled to a GAAP measure. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the interest rate swap agreement. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Tuesday, October 27, 2015 to review third quarter and first nine months 2015 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until November 3, 2015 at 11:59 p.m. EST by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The conference ID number is 13621568. A webcast replay will be available for 30 days.

NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; gain or loss of significant customers; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; and inability to complete future acquisitions or successfully integrate future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2014 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Petroleum additives	$536,184	$585,618	$1,648,312	$1,777,168
All other (a)	4,749	4,049	12,896	9,359
Total	$540,933	$589,667	$1,661,208	$1,786,527
Segment operating profit:
Petroleum additives	$100,515	$94,310	$299,592	$299,578
All other (a)	1,207	399	3,522	1,792
Segment operating profit	101,722	94,709	303,114	301,370
Corporate unallocated expense	(4,196)	(6,320)	(16,751)	(18,448)
Interest and financing expenses	(3,538)	(4,168)	(10,936)	(12,678)
Other income (expense), net	177	(73)	297	119
Income before special items and income tax expense	94,165	84,148	275,724	270,363
Gain (loss) on an interest rate swap agreement (b)	(3,479)	113	(4,365)	(4,390)
Income before income tax expense	$90,686	$84,261	$271,359	$265,973
Net income	$62,009	$56,913	$184,689	$181,200
Earnings per share - basic and diluted	$5.08	$4.53	$14.94	$14.20

Notes to Segment Results and Other Financial Information
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contract manufacturing performed by Ethyl Corporation.

(b) The gain (loss) on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the changes to fair value of the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$540,933	$589,667	$1,661,208	$1,786,527
Cost of goods sold	366,162	424,448	1,135,457	1,278,632
Gross profit	174,771	165,219	525,751	507,895
Selling, general, and administrative expenses	38,298	41,376	120,762	121,837
Research, development, and testing expenses	38,849	35,799	118,652	103,373
Operating profit	97,624	88,044	286,337	282,685
Interest and financing expenses, net	3,538	4,168	10,936	12,678
Other income (expense), net (a)	(3,400)	385	(4,042)	(4,034)
Income before income tax expense	90,686	84,261	271,359	265,973
Income tax expense	28,677	27,348	86,670	84,773
Net income	$62,009	$56,913	$184,689	$181,200
Earnings per share - basic and diluted	$5.08	$4.53	$14.94	$14.20
Cash dividends declared per share	$1.40	$1.10	$4.20	$3.30

Notes to Consolidated Statements of Income

(a)
On June 25, 2009, we entered into an interest rate swap. Other income (expense), net includes a loss on the interest rate swap of $3.5 million for the third quarter ended September 30, 2015 and a gain of $0.1 million for the third quarter ended September 30, 2014. The loss on the interest rate swap was $4.4 million for both the nine months ended September 30, 2015 and September 30, 2014. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$110,327	$103,003
Trade and other accounts receivable, less allowance for doubtful accounts ($487 - 2015; $443 - 2014)	311,087	302,803
Inventories	340,494	348,420
Deferred income taxes	6,897	7,837
Prepaid expenses and other current assets	35,236	35,128
Total current assets	804,041	797,191
Property, plant, and equipment, at cost	1,090,986	1,016,868
Less accumulated depreciation and amortization	720,555	709,009
Net property, plant, and equipment	370,431	307,859
Prepaid pension cost	21,009	16,082
Deferred income taxes	37,394	48,499
Intangibles (net of amortization) and goodwill	12,411	16,859
Deferred charges and other assets	43,694	45,435
Total assets	$1,288,980	$1,231,925
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$126,266	$137,688
Accrued expenses	94,082	86,539
Dividends payable	15,396	15,721
Income taxes payable	11,553	6,462
Other current liabilities	10,460	13,264
Total current liabilities	257,757	259,674
Long-term debt	507,571	363,526
Other noncurrent liabilities	147,471	187,684
Total liabilities	912,799	810,884
Shareholders' equity:
Common stock and paid-in capital (without par value); issued and outstanding shares - 11,986,215 in 2015 and 12,446,365 in 2014	—	—
Accumulated other comprehensive loss	(137,866)	(139,160)
Retained earnings	514,047	560,201
Total shareholders' equity	376,181	421,041
Total liabilities and shareholders' equity	$1,288,980	$1,231,925

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Nine Months Ended September 30,
	2015	2014
Net income	$184,689	$181,200
Depreciation and amortization	31,378	31,244
Cash pension and postretirement contributions	(20,007)	(17,449)
Noncash pension and postretirement expense	16,946	12,607
Working capital changes	(27,858)	(58,699)
Capital expenditures	(84,206)	(38,949)
Net borrowings under revolving credit facility	144,000	35,000
Repurchases of common stock	(180,609)	(209,336)
Dividends paid	(51,605)	(41,962)
Proceeds from legal settlement	—	5,150
All other	(5,404)	4,027
Increase (decrease) in cash and cash equivalents	$7,324	$(97,167)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Income	$62,009	$56,913	$184,689	$181,200
Add:
Interest and financing expenses, net	3,538	4,168	10,936	12,678
Income tax expense	28,677	27,348	86,670	84,773
Depreciation and amortization	10,540	10,169	30,563	30,178
EBITDA	104,764	98,598	312,858	308,829
(Less) plus: (gain) loss on interest rate swap agreement	3,479	(113)	4,365	4,390
EBITDA, as adjusted	$108,243	$98,485	$317,223	$313,219